February 9, 2007

TOTALMED
Attn: Jim Sterling and Brian Knight

RE: Contract

Dear Jim and Brian,

Due to conditions beyond our control Sonya and I will be unable to meet the requirements specified in the Letter of Intent. As a result we cannot accomplish the following items listed in the letter of intent

1.	Accomplish the required EMR and PM software review.
2.	Serve as a member of the Advisory Board.
3.	Cooperate with TMS in further development of TMS products and services.
4.	Pay our own’ expenses incident to the performance of this contract.
5.	Perform the required functions necessary to the distributorship.

Rather than threw out the agreement and reverse the transactions that have occurred to date I ask that you accept the following as an alternative.

Currently Zachariah 4, LLC has received $60,000 toward thepurchase of a software license of the EMR software. We propose the further payment of $15,000 for a total of $75,000, as payment in full, for the ownership of the EMR software. This may be paid in one lump sum or installments.

As mentioned we will be unable to meet any of the above obligations for the foreseeable future, therefore no support of any kind in implied. However, I would be willing to supply help on an on-binding basis.

Other than the exceptions mentioned above the rest of the letter of intent will serve as the conditions of this contract.

TotalMed Systems, Inc.

/s/ James A. Sterling       2/14/2007
James A. Sterling

Zachariah Four, LLC

/s/ Mark Jennings    2/9/2007
Mark Jennings

/s/ Sonya Jennings    2/9/2007
Sonya Jennings